Exhibit 99.1

  D&K Healthcare Resources Completes Acquisition of Walsh Healthcare Solutions

    Business Editors/Health/Medical Writers

    ST. LOUIS--(BUSINESS WIRE)--Dec. 8, 2003--D&K Healthcare
Resources, Inc. (Nasdaq: DKHR):

    -- Acquisition provides long-term growth platform for D&K's full-service distribution business and is expected to be immediately accretive to earnings

    -- Continued weakness in the national accounts trade class will impact second quarter results

    D&K Healthcare Resources, Inc. announced today that it has completed its acquisition of Walsh HealthCare Solutions, Inc. ("Walsh"). The company also announced continued revenue and earnings weakness in the national accounts trade class.
    "The Walsh acquisition adds important size and scale to our full-service distribution business," said J. Hord Armstrong, III, chairman and chief executive officer of D&K Healthcare Resources. "As we focus more of our resources on this core business, the addition of Walsh allows us to enter growing new markets and to increase our service capabilities in existing markets. We welcome our new customers and employees to the D&K Healthcare family."
    Mr. Armstrong added, "Despite the positive effects of closing the Walsh acquisition sooner than expected, second quarter results are falling short of earlier expectations due to lower sales and earnings in our national accounts business. We are, however, encouraged by inventory positions we have established so far this quarter. Assuming normal price increase activity at the beginning of the calendar year and contributions from Walsh, we expect a significant improvement in second half results."

    Walsh Acquisition

    D&K expects the Walsh acquisition to be immediately accretive to earnings per share with a modest earnings impact in fiscal 2004 and a significant earnings impact thereafter as integration activities are completed. D&K paid $103.3 million in cash at closing; the final purchase price reflects adjustments made based on Walsh's estimated working capital balances at the time of closing. D&K utilized its existing revolving credit facility to finance the acquisition.
    Walsh will operate as a wholly owned subsidiary of D&K Healthcare. Greg Ashby, Walsh's president and chief executive officer will remain as president of the Walsh subsidiary and will report to Martin D. Wilson, president and chief operating officer of D&K Healthcare Resources.
    Walsh operates distribution centers in San Antonio and Texarkana, Texas and Paragould, Arkansas, and serves customers in Texas, Arkansas, Louisiana, Oklahoma, Kansas, Missouri, Illinois, Tennessee, Kentucky and Mississippi. Approximately 96% of Walsh's $900 million in net sales (fiscal year ended April 30, 2003) were to independent and regional pharmacy customers with the remaining 4% to hospitals and other healthcare providers.

    National Accounts Trade Class

    Fewer than anticipated product price increases enacted by pharmaceutical manufacturers resulted in lower activity in the national accounts trade class during the fiscal 2003 fourth quarter and the fiscal 2004 first quarter. These trends continued during the first two months of the fiscal 2004 second quarter. Changes in manufacturer's inventory management practices have also impacted revenues and earnings in this trade class.
    The company believes that given the current inventory level, normal price increase activity at the beginning of the calendar year can result in significant improvement in fiscal 2004 third and fourth quarter results.
    D&K expects to report fiscal 2004 second quarter results the week of January 26, 2004 and will host a conference call at that time to fully discuss the second quarter financial results, outlook for the year and Walsh integration plans.

    Company Description

    D&K Healthcare Resources, Inc., which had fiscal 2003 sales of $2.2 billion, is a full-service wholesale distributor of branded and generic pharmaceuticals and over-the-counter health and beauty aid products. Headquartered in St. Louis, D&K serves three classes of customers from six distribution centers: independent and regional pharmacies with locations in one or more of 26 states, primarily in the Midwest, Upper Midwest and South; national accounts that operate locations in multiple regions of the United States; and other healthcare providers including hospitals, alternate-site care providers, and pharmacy benefit management companies in its primary distribution area. D&K also offers a number of proprietary information systems, marketing and business management solutions, and owns a 70% equity stake in Pharmaceutical Buyers, Inc., a leading alternate-site group purchasing service located in Boulder, CO. More information can be found at www.dkhealthcare.com.
    This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to risks and uncertainties. The company's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical distribution industry with many competitors having substantially greater resources than D&K Healthcare, the company's ability to maintain or improve its operating margins with the industry's competitive pricing pressures, the company's customers and suppliers generally having the right to terminate or reduce their purchases or shipments on relatively short notice, the availability of investment purchasing opportunities, the company's ability to complete and integrate acquisitions successfully, the changing business and regulatory environment of the healthcare industry in which the company operates, including manufacturers' pricing or distribution policies or practices, changes in private and governmental reimbursement or in the delivery systems for healthcare products, changes in interest rates, and other factors set forth in reports and other documents filed by D&K Healthcare with the Securities and Exchange Commission from time to time. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. D&K Healthcare undertakes no obligation to publicly update or revise any forward-looking statements.


    CONTACT: D&K Healthcare Resources Inc., St. Louis
             Molly R. Salky, 314-290-2671
             www.dkhealthcare.com